Exhibit 4.2

THIS WARRANT AND THE SECURITIES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, HYPOTHECATED, PLEDGED OR OTHERWISE TRANSFERRED OR DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO AND QUALIFIED BY APPLICABLE STATE AUTHORITIES, OR AN OPINION OF LEGAL COUNSEL IS DELIVERED TO THE ISSUER STATING THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

WARRANT

FOR VALUE RECEIVED, Arrow Energy International Pte Ltd, a company organized under the laws of the Republic of Singapore (“Holder”), is entitled at any time during the Exercise Period (as such term and other capitalized terms are defined in Section 1), subject to the terms and conditions set forth herein, to purchase from Far East Energy Corporation, a Nevada corporation (the “Company”), 7,420,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), subject to adjustment as provided herein, at the Aggregate Purchase Price, all on the terms and conditions and pursuant to the provisions hereinafter set forth and in the Securities Purchase Agreement dated March 13, 2009 among the Company, Far East Energy (Bermuda), Ltd. and Holder (the “Agreement”).

1. Definitions.

As used in this Warrant, the following terms have the respective meanings set forth below:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 of the Securities Act.

“Aggregate Purchase Price” means an amount equal to (a) the number of shares of Common Stock being purchased upon exercise of this Warrant pursuant to Section 2.2, multiplied by (b) the Exercise Price as of the date of such exercise.

“Applicable Law” means all laws, rules and regulations applicable to the Person, conduct, action or covenant in question, including, but not limited to, all applicable common law and equitable principles, all provisions of all applicable state and federal constitutions, statutes, rules, regulations and orders of governmental bodies, and all orders, judgments and decrees of all courts and arbitrators.

“Board of Directors” means the board of directors elected or appointed by the shareholders of the Company to manage the business of the Company or any committee of such board duly authorized to take the action purported to be taken by such committee.

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Constituent Person” has the meaning set forth in Section 3.4.

“Exercise Period” means the period commencing on the earlier of (i) the Approval Date (as defined in the Farmout Agreement) and (ii) the satisfaction or waiver of the Farm-In Conditions on or prior to the Farm-In Deadline and ending at 5:00 p.m., Central Time, on the date that is eighteen months after the date hereof.

“Exercise Price” means US$1.00, subject to adjustment as provided in Section 3.

“Farm-In Conditions” has the meaning set forth in the Farmout Agreement.

“Farm-In Deadline” has the meaning set forth in the Farmout Agreement.

“Farmout Agreement” means the Farmout Agreement dated the date hereof between Far East Energy (Bermuda), Ltd. and Holder.

“Fundamental Change” has the meaning set forth in Section 3.4.

“Non-Electing Shares” has the meaning set forth in Section 3.4.

“Notice of Exercise” means the form of Notice of Exercise attached hereto as Exhibit A.

“Person” means an individual or corporation, partnership, company, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Trading Day” means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which the principal exchange or market in which the Common Stock is traded is required or authorized by law to be closed and, if no such exchange or market exists, any day on which banks in New York, New York are not required or authorized by law to be closed.

“Trading Price” means (a) if the Common Stock is actively traded on any national securities exchange, then the highest price at which sales of a share of Common Stock shall have been sold during such Trading Day and (b) if the shares of Common Stock are not actively traded or quoted on any such exchange, then the highest sale price of a share of Common Stock during such Trading Day.

“Trigger Price” has the meaning set forth in Section 4.

“Warrant” means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.

“Warrant Stock” means the shares of Common Stock issued, issuable or both (as the context may require) to Holder upon the exercise thereof.

2. Exercise of Warrant.

2.1. Right of Exercise. Subject to Section 10.1, Holder is entitled to exercise this Warrant at any time and from time to time during the Exercise Period.

2.2. Manner of Exercise. Subject to the terms and conditions of this Warrant, Holder has the right to exercise this Warrant during the Exercise Period, in whole or in part, by delivering to the Company in accordance with Section 10.2 (a) a Notice of Exercise, duly executed by Holder, specifying the number of shares of Common Stock to be purchased, (b) payment of the Aggregate Purchase Price by cash, certified or official bank check and (c) this Warrant. Upon receipt thereof, the Company shall, as promptly as reasonably practicable, execute (or cause to be executed) and deliver (or cause to be delivered) to Holder a certificate or certificates representing the aggregate number of full shares of Common Stock issuable upon such exercise. The certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as Holder shall request in the Notice of Exercise and shall be registered in the name of Holder. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and Holder shall be deemed to have become a holder of record of such shares for all purposes, as of the date the items specified in clauses (a) through (c) above are received by the Company. If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing the shares of Common Stock being issued, deliver to Holder a new warrant evidencing the rights of Holder to purchase the un-purchased shares of Common Stock called for by this Warrant, which new warrant shall in all other respects be identical with this Warrant, or, at the request of Holder, appropriate notation may be made on this Warrant and the same returned to Holder. Notwithstanding any provision herein to the contrary, the Company shall not be required to register shares in the name of any Person who acquires this Warrant (or part hereof) or any Warrant Stock otherwise than in accordance with this Warrant.

2.3. Payment of Taxes. The issuance of a certificate or certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge for any stamp or other similar tax in respect of such issuance.

2.4. Fractional Shares. The Company shall not be required to issue fractions of shares of Common Stock upon exercise of this Warrant or to distribute certificates which evidence fractional shares of Common Stock. If, upon exercise of this Warrant, Holder is entitled to a fractional share of Warrant Stock, the number of shares of Warrant Stock to be issued to Holder will be rounded up to the nearest whole share.

3. Adjustment of Exercise Price and Number of Warrant Shares Issuable.

The Exercise Price and the number of shares of Warrant Stock issuable upon the exercise of this Warrant are subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 3.

In the event that, at any time as a result of the provisions of this Section 3, Holder shall become entitled upon subsequent exercise to receive any shares of capital stock of the Company other than Common Stock, the number of such other shares so receivable upon exercise of this Warrant shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

3.1. Adjustment for Change in Capital Stock.

If the Company (i) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock, (ii) subdivides its outstanding shares of Common Stock into a greater number of shares, (iii) combines its outstanding Common Stock into a smaller number of shares, (iv) makes a distribution on its Common Stock in shares of its capital stock other than Common Stock or (v) issues by reclassification of its Common Stock any shares of its capital stock, then the Exercise Price in effect immediately prior to such action shall be proportionately adjusted so that Holder shall receive, if this Warrant is thereafter exercised, the aggregate number and kind of shares of capital stock of the Company which it would have owned immediately following such action if such Warrant had been exercised immediately prior to such action.

The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. If, after an adjustment, Holder upon exercise of this Warrant may receive shares of two or more classes of capital stock of the Company, the Company shall determine, in good faith, the allocation of the adjusted Exercise Price between the classes of capital stock. After such allocation, the exercise privilege and the Exercise Price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section 3. Such adjustment shall be made successively whenever any event listed above shall occur.

3.2 When De Minimis Adjustment May Be Deferred.

No adjustment in the Exercise Price need be made unless the adjustment would require an increase or decrease of at least 1% in the Exercise Price; provided that the exercise price is at least equal to the par or nominal value of the Common Stock. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 3 shall be made to the nearest cent or to the nearest 1/10,000th of a share, as the case may be, it being understood that no such rounding shall be made under Section 3.5 (and, in calculations made pursuant to such paragraph, the adjusted Exercise Price shall refer to such adjusted price before rounding).

3.3 When No Adjustment Required.

No adjustment need be made for a transaction referred to in Section 3.1 hereof, if Holder is to participate (without being required to exercise this Warrant) in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction. No adjustment need be made for (i) rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest, or (ii) a change in the par value or no par value of the Common Stock (save as to Exercise Price). To the extent this Warrant becomes convertible into cash, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash.

3.4 Reclassification, Consolidation, Merger, Sale, Transfer or Share Exchange. In case of any reclassification of the Common Stock, any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), any sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which share exchange the Common Stock is converted into other securities, cash or other property (any such event, a “Fundamental Change”), then as a condition of such Fundamental Change, lawful provision shall be made as part of the terms of such transaction, and duly executed documents evidencing the same from the Company or its successor shall be delivered to Holder, so that Holder shall have the right thereafter, during the period this Warrant shall be convertible hereunder, to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of securities, cash and other property receivable in connection with such Fundamental Change by a holder of the same number of shares of Common Stock as were purchasable by Holder immediately prior to such Fundamental Change assuming such holder of the shares of Warrant Stock (a) is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company, to which such sale or transfer was made or a party to such share exchange, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person and (b) failed to exercise its rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Fundamental Change; provided that, if the kind or amount of securities, cash and other property receivable upon such Fundamental Change is not the same for each Conversion Share held immediately prior to such Fundamental Change by other than a Constituent Person or affiliate thereof and in respect of which such rights of election shall not have been exercised (“Non-Electing Share”), then the kind and amount of securities, cash and other property receivable upon such Fundamental Change by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares. The Company, the Person formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the Company’s shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other organizational documents to establish such right. Such certificate or articles of incorporation or other organizational documents shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other organizational documents, shall be as nearly equivalent as may be practicable to the adjustments provided for herein. The above provisions shall similarly apply to successive Fundamental Changes.

3.5 Adjustment in Number of Shares.

Upon each adjustment of the Exercise Price pursuant to this Section 3, each Warrant outstanding prior to the making of the adjustment in the Exercise Price shall thereafter evidence the right to receive upon payment of the adjusted Exercise Price that number of Common Stock (calculated to the nearest hundredth) obtained from the following formula:

N’	=	N	x	E
E’

where:

N’	=	the adjusted number of shares of Warrant Stock issuable upon exercise of a Warrant by payment of the adjusted Exercise Price.

N	=	the number of shares of Warrant Stock previously issuable upon exercise of a Warrant by payment of the Exercise Price prior to adjustment.

E’	=	the adjusted Exercise Price.

E	=	the Exercise Price prior to adjustment.

3.6. Reduction of Exercise Price; Extension of Exercise Period. The Company may, in its sole discretion, lower the Exercise Price at any time, or from time-to-time. The Company shall have the right, but not the obligation, to extend the Exercise Period by giving thirty days’ written notice to Holder of such extension.

3.7. Notice of Adjustment. Whenever the Exercise Price is adjusted as provided in any provision of this Section 3, the Company shall compute the adjusted Exercise Price in accordance herewith and notify Holder that the Exercise Price has been adjusted and setting forth the adjusted Exercise Price.

3.8. Company Determination Final. Any determination that the Company or its Board of Directors must make pursuant to Section 3 of this Warrant is conclusive absent manifest error or bad faith.

4. Redemption. The Company shall have the right, at any time during the Exercise Period, to require Holder either (a) to exercise all or any portion of this Warrant outstanding and unexercised or (b) to relinquish all or any portion of this Warrant outstanding and unexercised upon 45 days’ written notice in the event that the Trading Price of the Common Stock has equaled or exceeded US$1.50 per share (the “Trigger Price”) for 15 or more consecutive Trading Days. On each occasion that the Company elects to exercise this right of redemption, the Company must provide such written notice within ten days following the satisfaction of all of the foregoing conditions. If this Warrant or any portion hereof is redeemed in accordance with this Section 4, Holder shall have the right to exercise this Warrant in respect of the shares of Warrant Stock subject to redemption until the close of business on the date next preceding the date fixed for redemption. On or after the date fixed for redemption, Holder shall have no rights with respect to this Warrant to the extent redeemed. The Trigger Price shall be subject to adjustment, as the Company’s Board of Directors determines to be fair and appropriate, for any combination, subdivision, split, reverse split, reclassification, stock dividend, or any similar change affecting the Common Stock.

5. Assignment. Neither this Warrant, nor any portion hereof, may be assigned by either the Company or Holder without the prior written consent of the other party.

6. Reservation of Shares. The Company shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the exercise of this Warrant, such number of shares of Common Stock free of preemptive rights as shall from time to time be sufficient to effect the exercise of this Warrant. The Company shall from time to time, in accordance with the laws of the State of Nevada, increase its authorized number of shares of Common Stock if at any time the number of shares of Common Stock available for issuance shall not be sufficient to permit the exercise of this Warrant.

7. Theft, Loss, Destruction. Upon receipt by the Company from Holder of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Warrant and an indemnity and bond reasonably satisfactory to it and, in case of mutilation, upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant of like tenor to Holder; provided, however, in the case of mutilation, no indemnity or bond shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

8. No Stockholder Rights Conferred by Warrant. Nothing in this Warrant shall be construed as conferring upon Holder any rights of a stockholder of the Company, including, without limitation, the right to vote or to receive dividends or other distributions, or to receive any notice of any proceedings of the Company, except as provided herein, until this Warrant shall have been exercised.

9. Securities Purchase Agreement. This Warrant is subject to the terms and conditions of the Agreement. To the extent the provisions of this Warrant conflicts with the terms and conditions of the Agreement, the terms and conditions of the Agreement shall control.

10. Miscellaneous.

10.1. Termination of Warrant. Except those rights which by their terms specifically extend beyond the end of the Exercise Period, this Warrant and all rights granted herein, to the extent those rights have not lapsed or been exercised, will terminate and become null and void (a) at the end of the Exercise Period, (b) on the Farm-In Deadline if the Farm-In Conditions shall not have been satisfied or waived on or prior to such date or (c) as otherwise specifically provided herein.

10.2. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:00 p.m. (Central Time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Business Day or later than 5:00 p.m. (Central Time) on any date and earlier than 11:59 p.m. (Central Time) on such date, (c) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses for such notices and communications shall be as follows:

If to the Company:	Far East Energy Corporation
363 N. Sam Houston Parkway East
Suite 380
Houston, Texas 77060
USA
Fax: +1-832-598-0479
Attention: Chief Executive Officer

with a copy to:	Baker & McKenzie LLP
2300 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
USA
Fax: +1-214-978-3099
Attention: Amar Budarapu, Esq.

If to Holder:	Arrow Energy International Pte Ltd
International Operations HQ
152 Beach Road, #19-05 The Gateway East
Singapore (189721)
Fax: +65-6294-6904
Attention: Nick Davies and Eytan Uliel

with a copy to:	HopgoodGanim Lawyers
Level 8, Waterfront Place
1 Eagle Street, Brisbane
QLD 4000, Australia
Fax: +617 3024 0028
Attention: Michael Hansel, Partner

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

10.3. Succession. This Warrant shall be binding upon and inure to the benefit of Holder and the Company and their respective successors and permitted assigns.

10.4. Severability. If any term or other provision of this Warrant is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this

Warrant shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either the Company or Holder. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Company and Holder shall negotiate in good faith to modify this Warrant so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.5. Construction. The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Warrant will be deemed to be the language chosen by both the Company and Holder to express their mutual intent, and no rules of strict construction will be applied against either party. This Warrant shall be construed as if drafted jointly by the Company and Holder, and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any provisions of this Warrant.

10.6. Governing Law; Jurisdiction. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS WARRANT, AND ALL DISPUTES AND CONTROVERSIES ARISING HEREFROM, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD APPLY ANY OTHER LAW, EXCEPT TO THE EXTENT THAT THE CORPORATE LAWS OF THE STATE OF NEVADA APPLY PURSUANT TO THE “INTERNAL AFFAIRS DOCTRINE” OR WITH RESPECT TO THE ISSUANCE OF SECURITIES.

[remainder of page intentionally left blank; signature appears on following page]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer on the 13th day of March, 2009.

FAR EAST ENERGY CORPORATION

By:	/s/ Michael R. McElwrath
Michael R. McElwrath
Chief Executive Officer

[Signature page to Warrant]

EXHIBIT A

NOTICE OF EXERCISE FORM

(To be executed only upon partial or full exercise of the within Warrant)

The undersigned registered Holder of the within Warrant irrevocably exercises the within Warrant for and purchases              shares of Common Stock, par value $0.001 per share (“Common Stock”), of FAR EAST ENERGY CORPORATION (the “Company”) and herewith makes payment therefor in the amount of $            , all at the price and on the terms and conditions specified in the within Warrant and requests that a certificate (or              certificates in denominations of                      shares) for the shares of Common Stock hereby purchased be issued in the name of and delivered to the undersigned, and, if such shares of Common Stock shall not include all the shares of Common Stock issuable as provided in the within Warrant, that a new Warrant of like tenor for the number of shares of Common Stock not being purchased hereunder be issued in the name of and delivered to the undersigned.

Signature:	By:
Name:
Title:
Date:

NOTICE: The signature to this Notice of Exercise must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatever. The signature on this Notice of Exercise must be guaranteed by a commercial bank or trust company in the United States or a member firm of the New York Stock Exchange.